Exhibit 99.1

FOR IMMEDIATE RELEASE
July 1, 2019

ARC GROUP WORLDWIDE, INC. ANNOUNCES VOLUNTARY DELISTING FROM NASDAQ

DELAND, FL., July 1, 2019—ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW), today announced that it has notified The Nasdaq Stock Market LLC (“NASDAQ”) of its intent to withdraw its common stock, par value $0.0005 per share (the “Common Stock”), from listing on the NASDAQ Capital Market.  On July 11, 2019, ten days after notice to NASDAQ, the Company intends to file with NASDAQ and the U.S. Securities and Exchange Commission (the “SEC”), a Form 25 relating to the delisting of the Company’s Common Stock.  The delisting will become effective on July 22, 2019, the first business day following the lapse of ten days after the filing date of the Form 25.

As previously disclosed to the market, on April 18, 2019, the Company had received notification from the Listing Qualifications Department of NASDAQ that for the previous 30 consecutive business days, the bid price for the Company’s Common Stock had closed below the minimum $1.00 per share requirement for continued listing on NASDAQ under NASDAQ’S listing rule 5550 (a)(2), requiring a minimum bid price of $1.00 per share (the “Minimum Bid Requirement”). Absent remediation of the Minimum Bid Requirement within the 180-day grace period granted by NASDAQ, the Company’s Common Stock would be delisted from NASDAQ.

Company management and the Board of Directors of the Company (the “Board”) carefully reviewed and assessed possible actions to remediate the deficiency in respect of meeting the Minimum Bid Requirement, including undertaking a reverse split of the Company’s Common Stock.  Following such assessments, the Board concluded that the significant expenditures that would likely be incurred in connection with such remediation of the Minimum Bid Requirement, when considered together with the tenuous uncertainty of the duration of any such reverse split benefits, would not be in the best interests of the Company’s shareholders.  For such reasons, the Board has determined to voluntarily delist from NASDAQ.

The Company expects its Common Stock to continue to be quoted and traded on the OTC Markets Pink Open Market. The Company does not expect the delisting from NASDAQ and SEC deregistration transitions to adversely affect the Company’s business operations.

In addition to the NASDAQ delisting determination, the Board carefully reviewed the substantial costs, expenses and demands upon management related to the preparation and filing of the Company’s annual and other periodic reports and related SEC compliance obligations.  The Board concluded that all such resources could be better focused on improving business operations of the Company.  As a result of such assessments, the Board determined that simultaneously with the Form 25 filing, the Company also plans to file a Form 15 with the SEC to deregister the Company from its SEC periodic reporting requirements and related compliance obligations that will become effective ninety days after the date of filing.  The Company’s periodic reporting requirements will be suspended during such ninety-day period.

In reaching its determination in respect of the voluntary delisting from NASDAQ and initiating the SEC deregistration, the Company confidentially consulted with some of the Company’s largest shareholders who endorsed the proposed voluntary delisting and deregistration courses of action.

Safe Harbor Statement & Risk Factors

This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates, and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements, and financial projections, including ARC's ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events, or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Potential risks of the voluntary NASDAQ delisting and SEC deregistration include such risks and uncertainties that are identified and described in the Company’s SEC reports. Without limiting the foregoing, the price of the Company’s Common Stock may be materially and adversely affected by the Company’s plans to delist from NASDAQ and deregister from the SEC.  Following the effectiveness of the NASDAQ delisting and SEC deregistration an active market for the Company’s Common Stock may no longer exist.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2018, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

About ARC Group Worldwide

ARC Group Worldwide, Inc. is a global advanced manufacturing provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, metal stamping, plastic injection molding, injection molding, thixomolding, and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

CONTACT:

Investor Relations

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com